Exhibit 4.39
Memorandum of Understanding (“MOU”)
This MOU made this 17th day of March Two Thousand and Eight at Mumbai, as an addendum to MOU dated 29th August 2007 between
Vedanta Aluminium Limited a company within the meaning of the Companies Act, 1956 (Act 1 of 1956) and having its Registered Office at Vedanta, 75, Nehru Road, Vile Parle (E), Mumbai- 400099 (hereinafter referred to as “VAL” or “the Company”) (which expression shall, unless it be repugnant to the subject or context thereof, include its successors and assigns):
AND
Sterlite Industries (I) Limited, a company within the meaning of the Companies Act, 1956 (Act 1 of 1956) and having its Registered office at SIPCOT Industrial Complex, Madurai by-pass Road, T V Puram, Tuticorin - 628002 (hereinafter referred to as “SIIL” or “the Subscriber”) (which expression shall unless it be repugnant to the subject or context thereof, include its successors and assigns):
To carry out following amendments to the original referred MOU:
1. Deletion of clause:
Clause no 4 relating to ’Redemption Date’ shall stands deleted
2. Replacement of existing Clause 5 ‘Option to Convert’ with the following Clause 4:
“4. Subscriber’s Option to Convert:

i) The subscriber shall have an option to convert ‘the debenture’ in part or in full of shares at such premium, as may be decided based on the fair value by any Merchant Banker/ any other expert agency in the field, at any time from the date of allotment either in full or in part. Such option shall be exercised within a period of 5 (five) years from the date of allotment, unless extended once for an additional period of 5 (five) years solely at the request of the holder. On the expiry of the said period, or extended period, the debentures shall be converted to shares as if the subscriber had provided the required notice and exercised the option to convert.

ii) Conversion Notice: The Subscriber shall be required to give 7 days clear notice in writing to the Company for exercise of the Call option. The Company shall however be within its right to waive the specified period and agree for shorter notice.”

3. After deletion of Clause 4 the serial number of subsequent clauses shall be amended and to be read accordingly.
All other terms and conditions of the MOU dated 29th August 2007 shall remain unaltered.
IN WITNESS WHEREOF, the parties have signed the above on 17th day of March, 2008, at Mumbai.

For VEDANTA ALUMINIUM LTD.		For STERLITE INDUSTRIES (I) LTD.

/s/ Virendra Agarwal	/s/ P.L. Chockalingam	/s/ Sushil Gupta	/s/ B. Anand
(Virendra Agarwal)	(P.L. Chockalingam)	(Sushil Gupta)	(B. Anand)
Authorised Signatories		Authorised Signatories

Witness:	/s/ Girish S. Agarwal	/s/ L.N. Tandon

Girish S. Agarwal		L.N. Tandon